Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

OF

SOW GOOD INC., A NEVADA CORPORATION

TO SOW GOOD INC., A DELAWARE CORPORATION,

PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

February 15, 2024

The undersigned, as authorized officer and for the purpose of converting a Nevada corporation to a Delaware corporation under the Delaware General Corporation Law (8 Del. C. § 1-265) and Section 92A.105 of the Nevada Revised Statutes, hereby certifies as follows:

1.

Sow Good Inc., a Nevada corporation (the “Company”) was formed under the jurisdiction of the State of Nevada on December 5, 2012 and the jurisdiction immediately prior to the filing of this Certificate is Nevada.

2.	The name of the Company immediately prior to filing this Certificate is Sow Good Inc.

3.	The name of the corporation after conversion and as set forth in the Certificate of Incorporation is Sow Good Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting non-Delaware corporation has executed this Certificate on the 15th day of February, 2024.

SOW GOOD INC., a Nevada corporation

By:	/s/ Claudia Goldfarb
Name:	Claudia Goldfarb
Title:	Chief Executive Officer